Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS)

LBI MEDIA, INC.

Moderator: Lenard Liberman

May 17, 2010

4:00 pm ET

Operator:	Good day, ladies and gentlemen. Welcome to the LBI Media First Quarter 2010 Results conference call. Just a reminder that today’s program is being recorded. At this time, I would like to turn the call over to Mr. Lenard Liberman, President and CEO. Please go ahead, sir.

Lenard Liberman:	Thank you, operator. Good afternoon and welcome to LBI Media’s 2010 First Quarter Earnings call. Joining me today are Winter Horton, our Chief Operating Officer, and Wisdom Lu, our Chief Financial Officer. During this call, I’ll provide an overview of our financial and operating progress since our last earnings report. Winter will provide comments on the performance of our radio stations and I’ll provide comments on our television stations and an update on the EstrellaTV network. Wisdom will then walk through our financial results. After formal remarks, we will open the call for questions. Wisdom?

Wisdom Lu:	Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss less discontinued operations, net of income taxes, plus income tax expense or benefit, gain or loss on sale and/or disposal of property and equipment, net interest expense, interest rate swap expense or income, impairment of broadcast licenses, depreciation, stock-based compensation expense and other non-cash gains and losses. However, for purposes of this call, we’ll refer to what we entitle Adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities prepared in accordance with U.S. Generally Accepted Accounting Principles in our press release. This reconciliation is also provided in our quarterly report which will be posted on our website today.

Let me return the call to Lenard, who will discuss our performance for the first quarter of 2010.

Lenard Liberman:	Thank you, Wisdom.

Our results in the first quarter show improvement over a difficult 2009 and we are well positioned to continue experiencing improved operating performance during the remainder of this year. The following factors will allow us to grow our revenues and drive our success into the foreseeable future:

• Continuing to expand the EstrellaTV network station group into the remaining Hispanic markets where we do not provide coverage through both acquisitions and affiliations,

• Strengthening our internally created and produced television and radio programming content,

• Increasing the audience shares of both our TV and radio properties and our EstrellaTV network, and

• Accessing network television budgets and growing our share of local and national spot budgets.

EstrellaTV continues to perform in line with our expectations. We are fully reported in Nielsen’s network ratings books and are now in our third month of reporting. We are ranked a solid fourth in the overnights and primetime behind only the three largest Hispanic broadcasters - Univision, Telemundo and Telefutura. Furthermore, there have been certain evenings in the past two months where we have beaten Telefutura and taken the third place position. These ratings should improve as we grow our affiliate base and expand our distribution.

As mentioned in our last call, in addition to EstrellaTV, we’ve also launched a radio network based on the successful morning program of our personality, Don Cheto. Winter will discuss this in greater detail momentarily. The creation of EstrellaTV with our existing, highly rated TV programming, and the launch of the Don Cheto network provide exciting opportunities for LBI Media.

Consistent with other broadcasters, we are cautiously optimistic that the worst of the U.S. recession is over. In the first quarter, we had stable year-over-year revenue in the radio segment and we have had two consecutive quarters of year-over-year increases in the TV segment. While some of these increases are the result of incremental revenue from EstrellaTV, our owned and operated TV station revenue also increased in the California and Texas markets.

Now I would like to turn the call over to Winter who will review the performance of our radio segment. Then I will follow up with comments about our television business and EstrellaTV.

Winter Horton:	Thanks Lenard.

Our radio assets continue to attract growing audiences and demonstrate ratings growth.

In Los Angeles, our flagship station, Que Buena, continues to rank a strong number one among Hispanic Adults in morning drive. Our morning DJ, Don Cheto, continues to be the number one ranking personality on Hispanic radio as well. In the March 2010 book, Que Buena ranked number one all day, 6AM – 12PM, among Hispanic Adults 18-34, 18-49 and 25-54.

As discussed on our last call, we are capitalizing on the success of our morning program by syndicating the Don Cheto radio show. At that time, we had affiliates in nine markets - San Diego, Santa Rosa, Salinas, Albuquerque, Portland, Austin, Fresno, Bakersfield and Guanajuato, Mexico. We have now added a 10th affiliate in Santa Maria and have several others pending. We continue to have strong interest in the Don Cheto network and should have more affiliates signed up throughout the year. We have also executed key endorsement deals with several major advertisers featuring Don Cheto.

Our Texas radio stations continue to perform very well. Dallas and Houston, two of our core markets, remain two of the fastest growing cities in the U.S., according to the 2009 Census Bureau’s estimates. The housing market in these cities has remained relatively stable and has not felt the same crunch as in other metropolitan areas. In Dallas, four of our radio stations rank among the top six stations with Hispanic Males 18-34, 18-49 and 25-54 in the M-Su 6AM-12PM, M-F 6AM-7PM and M-F 10AM-7PM time periods. Our long time radio station in Houston, KTJM-FM, La Raza, ranks a solid #1 or #2 among Hispanic Adults and Hispanic Males in all of the demos and dayparts.

In the radio segment for the first quarter, revenues in the auto sector showed a 34% year-over-year increase, which is encouraging. Legal and professional services continue to be strong with a 16% increase over Q1 of the prior year.

Again, we’re encouraged that radio revenues have stabilized rather than repeating the year-over-year declines which we had seen in each quarter since the economic crisis began in late 2008. While the economy still faces some challenges, we believe that with our strong programming, improved ratings and audience shares and by capitalizing on our successful home grown personalities like Don Cheto, we’re positioning ourselves for future revenue growth as the economy recovers.

Now, I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman:	The first quarter saw much-improved performance in our television segment with a 21.5% revenue increase over the same period of 2009. Our EstrellaTV network contributed to this gain, and this shows the potential benefits we can expect from the network in the future. We also saw growth in our California and Texas markets. I’ll discuss EstrellaTV in more detail, but first let me talk about the performance of our internally produced programming on our flagship television station, KRCA-TV in Los Angeles.

With the premier of our new programming lineup last fall, KRCA ranked #2 in both primetime and daytime, in all key adult demographics during the important November 2009 sweeps period. KRCA continues to enjoy ratings increases, and since the beginning of the year, ratings have grown another 27% among Hispanic Adults 18-34, 14% among Adults 18-49 and 18% among Adults 25-54 in the primetime period of 7PM-10PM. Our television stations in Dallas and Houston are also experiencing ratings successes.

Tengo Talento, Mucho Talento, which debuted last fall, started its second season in March. So far, season 2 has been a great success, with ratings increases of over 200% and the #2 rank position in its primetime daypart. Tengo Talento, Mucho Talento has also been a huge success on the network where it has beaten Telefutura on certain nights.

As I have mentioned before, we are continually looking for new and creative ideas for shows that will appeal to our audiences. Therefore, I am pleased to announce that we have a new show in production called Duetos. This show pairs a recording star with an aspiring amateur singer. These duets compete against each other in various talent abilities: singing, dancing, acting and others. Through an elimination process, the best duet will be named and will be awarded a large cash prize and a recording contract. Duetos will begin airing in June.

As mentioned earlier, in March EstrellaTV became a Nielsen rated broadcast network. EstrellaTV achieved a solid fourth place ranking among the many nationally rated Spanish language networks, and continues to hold that position in primetime in key demographics. As I previously mentioned, there have been several occasions where EstrellaTV beat Telefutura for the third place rank in certain time slots. As we continue to expand and improve our distribution platform, we anticipate that EstrellaTV’s ratings will continue to increase, and that LBI’s share of the total advertising dollars spent on Hispanic networks will likewise continue to increase. Currently, the network is performing in line with our revenue expectations.

Our distribution platform consists of our owned and operated stations in Los Angeles, Dallas, Houston, Salt Lake City, Phoenix and San Diego, as well as affiliates in 23 additional markets. Since our last call, we completed affiliation agreements to carry EstrellaTV in Greensborough, North Carolina, market number 53, and Omaha, Nebraska, market number 71. In addition, as we mentioned on our year-end call, we have entered into asset purchase agreements to acquire television stations in Chicago, the sixth largest Hispanic television market, as well as Denver, the 15th largest Hispanic market. Including these pending acquisitions, EstrellaTV will cover 75% of all Hispanic television households in the U.S. We have a number of additional affiliation agreements pending, and if they are completed, we expect EstrellaTV will soon reach nearly 80% of all Hispanic television households in the United States.

Our ability to provide our affiliate partners with the full backing of our wholly-owned national sales organization, Spanish Media Rep Team, or SMRT, provides a unique service to affiliates entering the Hispanic market for the first time. With offices located throughout the U.S. and dedicated sales professionals focused on developing television network and spot advertising dollars exclusively for EstrellaTV, SMRT is a key component for success of the network.

We remain committed to serving our owned and operated and affiliated television stations with the best programming and sales representation Hispanic media has to offer. The combination of LBI’s properties in the most important Hispanic markets and the successful launch of our national network, EstrellaTV, along with the proven original programming we produce at our wholly-owned studios, supports our view that we have a very unique platform in our space with very healthy prospects for growth.

Now I’m going to turn the call over to Wisdom who is going to discuss in more detail our first quarter 2010 financial performance.

Wisdom Lu:	Thank you, Lenard.

As mentioned in our last earnings call, the company determined that the previously issued financial statements had to be restated due to accounting errors related to the classification and valuation of certain deferred tax accounts relating to the company’s indefinite-lived intangible assets. These restatements are related to the income tax provision only and impact the company’s after tax numbers. Revenues and EBITDA were not impacted by the restatements due to those accounting errors.

The following discussion and analysis of our financial condition and results of operations incorporates restated financial results for the three months ended March 31, 2009.

I will start with a brief update on our acquisition and divestiture activities. Part of our strategy continues to be the effective utilization of our broadcast assets including divesting non-core properties and acquiring attractive stations that complement our long range strategic plan. To that end, as Lenard has previously mentioned, we have entered into asset purchase agreements to purchase television stations in Chicago and Denver, both of which are important and growing Hispanic markets that we believe will be key markets for EstrellaTV. Both of these transactions are on target to close in the second quarter of this year.

On the divestiture side we are currently in escrow on a purchase and sales agreement to sell our facility on Pool Road in Colleyville, Texas. This facility was formerly our Dallas headquarters prior to the move to the new Gateway facility in November 2009. The sale is expected to close in June of this year.

In our financial results, as we compare 2010 to 2009, please note that our 2009 numbers have been adjusted to account for KSEV’s operations as discontinued.

Net revenues increased by $2.1 million, or 9.9%, to $23.6 million for the three months ended March 31, 2010, as compared to $21.5 million for the same period in 2009. The change was primarily attributable to increased advertising revenue in our television segment reflecting the incremental revenue from our EstrellaTV television network, as well as growth in our California and Texas markets.

Net operating expenses decreased by $51.0 million, or 72.9%, to $19.0 million for the three months ended March 31, 2010, as compared to $70.0 million for the same period in 2009. This decrease was primarily related to $51.5 million reduction in broadcast license impairment charges. Excluding the impact of the broadcast license impairment charges, net operating expenses increased by $0.5 million, or 2.7%, for the three months ended March 31, 2010. This increase was primarily attributable to a $2.5 million increase in program and technical expenses, and resulted from (1) an increase in amortization of capitalized costs related to production of original programming content and (2) incremental ratings service fees and satellite costs related to our EstrellaTV network.

The increase in program and technical expenses was partially offset by a $1.6 million gain on our assignment of the asset purchase agreement to acquire radio station KDES-FM and a $0.4 million decline in selling, general and administrative and promotional expenses.

Adjusted EBITDA increased by $1.7 million, or 30%, to $7.1 million for the three months ended March 31, 2010, as compared to $5.4 million for the same period in 2009. This increase was primarily the result of the $1.6 million gain on KDES, and increased advertising revenues in our television segment, partially offset by an increase in programming and technical expenses, as previously described.

We recognized a net loss of $2.5 million for the three months ended March 31, 2010, as compared to a net loss of $37.7 million for the same period in 2009, a decrease of $35.2 million. This change was primarily attributable to the $51.5 million decrease in broadcast license impairment charges, partially offset by the $17.6 million change in income tax provision and other changes as previously noted.

Turning to our balance sheet, we had approximately $0.5 million in cash as of March 31, 2010. Our total debt balance was approximately $386.3 million, which included $115.4 million in term loan debt and $43.3 million outstanding on our revolver. Since March 31, we have borrowed, net of repayments, an additional $2 million.

This will conclude our formal remarks and at this time, I’d like to open up the floor for any questions. Operator?

Operator:	Ladies and gentlemen, if you would like to ask a question today, please press star 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star 1 if you have a question today.

Up first is Bishop Cheen, Wells Fargo.

Bishop Cheen:	Hi Lenard, hi Wisdom. Thank you for the overview. So let me just billboard a few questions I have, in no particular order. The restatements of Q1 - should we expect a restatement for Q2 as well?

Wisdom Lu:	Yes.

Bishop Cheen:	Okay. So for each ’09 quarter we’ll see a restatement as you roll out the comparable 2010 quarter.

Wisdom Lu:	That’s correct. So every quarter when we report we’ll restate the comparable period from 2009.

Bishop Cheen:	Okay. All right. The fourth - the ranking Estrella now and it’s still - it’s nascent, it’s new and you say its ranked overall fourth among Hispanic networks. And in your ranking count you’re counting Univision, Telefutura, Telemundo, what about Azteca?

Lenard Liberman:	Yes. They’re a distant fifth or sixth.

Bishop Cheen:	I’m sorry?

Lenard Liberman:	They’re a distant sixth. You have us and then usually Galavision would be next and then Azteca below them.

Bishop Cheen:	Okay. So you are then - so in our ranking then it is the two Univision networks plus Telemundo and then Estrella?

Lenard Liberman:	That’s right.

Bishop Cheen:	Okay. And then as, you know, you get Estrella up and you hit the critical mass are we thinking that from a year-over-year EBITDA growth - I’m trying to figure out when does growth grow? When do we see a positive year-over-year comp on the TV EBITDA?

Certainly, you know, I think we’re seeing it on the top line. But on the EBITDA side and I understand there are still programming costs involved, are we thinking that you can get Estrella to a year-over-year positive growth in 2010?

Lenard Liberman:	EBITDA growth you’re saying?

Bishop Cheen:	EBITDA growth. Yes.

Lenard Liberman:	Yes. I think so.

Bishop Cheen:	Okay. And last is the balance sheet. And I know that, you know, two years seems like a long time yet so many of our media and telecom companies have moved to extend their capital structures. Can you give us some color on what you’re thinking about that and, you know, how comfortable you are with the two year cushion?

Lenard Liberman:	Well, we have a two year period. We’re comfortable with it. And we’ll be opportunistic. Certainly, there’s going to be timing related to, you know, the growth of the network and just the growth of monetizing our increased ratings both on radio and television.

And market timing in terms of finding the right moment to either extend the maturity or refinance. So it’s something we are definitely cognizant of and we’re watchful of and we’ll - we will do the right thing at the moment.

Bishop Cheen:	Right. So right now the way your current credit facility keeps score - and forgive me if you mentioned it. I don’t think you did on the call. Can you tell us what your leverages are currently.

Wisdom Lu:	The senior secured leverage ratio is 3.97.

Bishop Cheen:	Okay. And that’s the one that matters, right?

Wisdom Lu:	That’s correct. That is the one that we actually have a financial covenant against.

Bishop Cheen:	Right. And remind us again - that covenant is 8 1/ 2 straight line?

Wisdom Lu:	Seven.

Bishop Cheen:	Okay. All right. And then your overall leverage - the way you calc it would be what?

Wisdom Lu:	9.6.

Bishop Cheen:	Okay. All right. And that has various add backs to the EBITDA and various carve outs to the debt correct?

Wisdom Lu:	That is correct.

Bishop Cheen:	That’s pretty much it. I’ll pass it on and loop back if something else occurs to me. Thank you.

Operator:	And our next question today comes from Todd Morgan, Oppenheimer & Company.

Todd Morgan:	Thank you. Good afternoon. A couple of things - I mean TV showed pretty good growth and I guess it’s been over a year since the infomercial segment came under stress. Can you talk about the relative proportion of the infomercial business on your TV business today?

And I guess if there are any sort of trends in that - is that stabilized? Or how is that really going?

Winter Horton:	Yes, this is Winter; I’ll answer that. I think it has increased a little bit but we’re also facing some cutbacks in our actual infomercial time with our network taking over some of that inventory. So, kind of leveling that out. I haven’t seen a huge - if not - it hasn’t bounced back to what it was.

But some dealerships do seem to be spending more now or at least more than they were. So I think there’s some cautious optimism that there is some growth on that. But certainly - I don’t think we’ll ever get back to the levels that we had.

Todd Morgan:	Okay. Is there any way to characterize sort of the - I guess the owned and operated pure advertising, CPU driven advertising trends at those stations? I mean is that up in a comparable manner to what we hear from all our other TV broadcasters? It sounds like it might be a little bit higher than that.

Lenard Liberman:	Our overall TV increases you say?

Todd Morgan:	Sure.

Lenard Liberman:	Yes, they’re healthy.

Todd Morgan:	Okay. But I guess - in other words, if I were to take the TV revenue growth you reported in the quarter and sort of X out the infomercial segment which may be acting a little bit on its own, would those percentage revenue growth numbers be a lot different than what you were - the 21% or 22% you reported?

Lenard Liberman:	I haven’t looked at the X-ing out infomercial. I can say that without the network, our TV stations have probably outperformed other TV companies.

Todd Morgan:	Okay. That’s fair. Similarly, cable coverage for the Estrella network you’re talking about getting almost 80% pro forma, 80% Hispanic TV households in the U.S. Do you know what the cable coverage number is going to look like? Is there any relative sense of that?

Lenard Liberman:	Well our - certainly our goal is to have cable in every market and that’s certainly where we’re heading. Most of our markets we have it. We’d like to improve it. I don’t have the exact figures in front of me. But it certainly is a process which is well underway and in most markets we have cable coverage.

Todd Morgan:	Okay. Lastly, the Nielsen agreement you have for TV ratings - I think it’s about a $16 million remaining amount due to over the next four plus years. And it doesn’t - I don’t think it’s a straight line looking at some of the filings. It looks like its a little bit back end weighted. Is that correct?

Wisdom Lu:	Yes, that’s correct.

Todd Morgan:	And I’m assuming - I mean I think it’s also cancelable but can you - I mean that’s a big number. Obviously you guys are right at the beginning here. I’m assuming you’re pretty confident that expense level is going to be more than compensated through the ultimate advertising revenues to generate it.

Is that the right way to think about this?

Lenard Liberman:	Well, yes, the answer’s yes. We also do have an out in the agreement at the end of, you know, year two, Winter?

Winter Horton:	Year 2. Correct.

Lenard Liberman:	So if we want to get out of it we can get out of it. But I don’t think that we’re going to want to do that. The network has been very successful so far.

Todd Morgan:	In kind of the same line, it sounds like then it’s that part of the marketing strategy to advertisers is kind of the - is a big part of the pitch. Is that the right way to think about it? In other words, having ratings and being able to show I guess a little bit of trends now if it’s been on the air for a while.

Lenard Liberman:	Well being NTI rated is huge. Yes.

Todd Morgan:	Okay.

Lenard Liberman:	It’s - people are very surprised at how well we’ve done so quickly.

Todd Morgan:	Okay. Well, good. Good luck then. Thanks.

Lenard Liberman:	Thanks.

Operator:	And once again, that’s - ladies and gentlemen, it is star 1 if you have a question. Next we’ll go to Matt Swope, Gleacher & Company.

Matt Swope:	Yes. Hi guys. Maybe a couple more on Estrella. Lenard, it doesn’t sound like you’re willing to give us the revenue number for Estrella yet. Is that right?

Lenard Liberman:	That’s right.

Matt Swope:	Are you - as it gets bigger will you break that out?

Lenard Liberman:	I’ll do it when my competitors do.

Matt Swope:	Okay, and how about if we go to the expense side? If you look at the expense growth on TV, is there any way to break that out between Estrella and then just the natural growth in the expense line?

Lenard Liberman:	That’s something we would do from a public perspective or a release perspective. Again, we’ll be driven by what our competitors do.

Matt Swope:	Okay. And then maybe we’ll move over to the radio revenue. What are you seeing in that business? It’s, you know, for you guys would be basically flat in radio revenue. Is that in line with expectations? We’ve seen the U.S. comps be a little bit better than that.

Lenard Liberman:	I think it’s in line with our direct competitors, certainly Univision and Entravision, in fact I think it’s better than them. Certainly, we’d like to do better. You know, we didn’t have a massively bad year last year. We didn’t have a great year last year, but some of our competitors and certainly the general market did much worse than we did. So the comp worked in our favor. But sure, we’d like to do better. But what we found is that the local business, not necessarily the national business, but the local business is having a tougher time and it’s longer to come back. So we’re certainly doing what we have to do to position ourselves for success.

Our ratings are stronger than ever and our product is great. But, you know, things just haven’t turned yet in our market.

Matt Swope:	But you think maybe it’s the lag effect - but this is a business as you model sometime in the future that you do see growing again?

Lenard Liberman:	Sure. We hope it does. I mean, a lot depends on, you know, whether. . . local businesses and we’re also in a few markets. So, you know, Los Angeles, Southern California has been particularly hard hit.

So when you have a business that’s in an area that’s been hard hit it’s going to affect your overall number.

Matt Swope:	Right. That’s certainly fair. And then Wisdom, maybe just a couple of numbers that I wanted to be sure I got right. Can you just go through the debt balances again at 3/31?

Wisdom Lu:	Yes. So total debt was $386.3 million, and that includes $115.4 million on term loan debt and $43.3 million on the revolver.

Matt Swope:	Okay. And you said you’ve drawn a couple more since the end of the quarter?

Wisdom Lu:	Two million.

Matt Swope:	Got it. And what’s - for the leverage calculations you were giving us what’s the LTM EBITDA number you’re using for that?

Wisdom Lu:	The LTM EBITDA number I’m using is 39.986.

Matt Swope:	Got it. Okay. That’s great. Thanks guys. I appreciate it.

Lenard Liberman:	Thank you.

Operator:	And a final reminder, its star 1 if you have a question. We’ll go now to Amy Stepnowski, Hartford.

Amy Stepnowski:	Yes. I have a follow up question with regard to the radio segment. I was wondering if you could speak a little - with regard to the second quarter we’ve been seeing some industry information that really radio has had significant increase in pacings in the months of May and April.

And they expect it to be even better in June. You know, touching on the point that the last gentleman made that the Hispanic stations have sort of been lagging. Do you see the second quarter - are you seeing improvement in what’s come in so far for the second quarter?

And if that’s the case are expenses pretty much remaining flat so we could expect, you know, the EBITDA contribution to be even more significant from the radio segment?

Winter Horton:	Yes. I think we’ve seen a slow pickup in radio. I can’t say that it’s matching what I’m hearing in the market. But I think Lenard’s point is pretty important that if you look at Hispanic radio year-over-year, maybe the increases are less because we weren’t as hard hit last year.

You know, the general market stations really were very down last year, so obviously their comps are going to look different than ours. You know, again I’m going to say that I’m cautiously optimistic, that I think radio is picking up a little bit.

Our expenses have not gone up on radio. So we should see some decent contributions as we did in the past.

Amy Stepnowski:	Is there room, or is it something that you contemplate that, you know, as - if growth remains as slow as it was this quarter or doesn’t come back as quickly, that there are areas of expenses that you could cut back on? Or are you pretty much kind of at the point where, you know, I don’t want to say bare bones but you are where you need to be for the expense base?

Lenard Liberman:	Well, we always look at our expenses. But consider we’ve always been the leading broadcaster in margin. We’ve never been something someone could look at us and say you guys really cut expense. So we’ve been broadcast leaders in terms of our margins, so - operating margins.

So, you know, when you operate leanly, it’s hard to cut as quickly or cut as much as competitors. You know, at the end of the day, we look at every expense and we consider every expense.

But our biggest increases have really been out of our control in terms of music license where fees or the fee was imposed on us by the industry. We can’t negotiate it. And then a move from Arbitron from sort of diary basis to a PPM basis where again, we were strong-armed and had no ability to negotiate.

So, in terms of operating expenses that we control, we do a very good job. But there are areas of expense that have hurt us and others as well. You’ve seen lawsuits against Arbitron and other broadcasters complaining about music license fees. That’s an area that’s difficult for us to control.

Amy Stepnowski:	Okay. And, just one final question. I’m not sure if I missed it, but with regard to cap ex, should we expect at this point that it’s for 2010 and pretty much in line with what we saw in 2009? Or it should be going down, I would think, with the completion of Estrella or most of the work associated with that. Is that correct?

Lenard Liberman:	There’s a caveat there. We don’t have any major plans right now for large expenditures. We did have a big project last year in our Dallas building, so in theory it should come down, with the caveat that we are producing a lot of television and we do need to buy more studios.

So, you may see us purchase real estate for additional production capacity in Los Angeles. If that happens, then we’ll have another expensive year. But if not, then they’ll be down significantly from the prior year.

Amy Stepnowski:	Okay, thank you.

Operator:	And now Joseph Choi of Kingsland Cap has our next question.

Joseph Choi:	Hey, how’s it going? I’m not sure who this question is for but it’s in regards to timing of some of the O and O stations and, you know, when they’re coming online. So the first one is in regards to the Phoenix station and I know that’s been closed for a while.

I guess the last time I checked, is it was transmitting low-power digital so I kind of want to check in on the status of that and see if it’s getting carriage and, you know, I just want to know if that’s gone live.

Lenard Liberman:	It’s on the air - over the air. We’re in discussions with cable operators in the market about carrying it.

Joseph Choi:	Okay. So that wasn’t must carry or that’s not - that doesn’t have must carry status?

Lenard Liberman:	No.

Joseph Choi:	Okay. So - okay, so it is live. So the people - the only people getting it are the ones - the people with the digital antenna. Is that right?

Lenard Liberman:	Oh, yes.

Joseph Choi:	Okay, cool. And then, the New York station, WASA. Is that closed?

Lenard Liberman:	It’s closed.

Joseph Choi:	Okay. What’s your strategy with that? Are you going to convert that and get must carry?

Lenard Liberman:	Well we’re on the air with ((inaudible)) and with WPIX and on cable in that market.

Joseph Choi:	Right.

Lenard Liberman:	A lot depends on what happens with that affiliation and to the extent we’re - they’re satisfied and we’re satisfied with the affiliation. Certainly, WASA is the backup for us in case. . .

Joseph Choi:	Okay. So you’re not - there’s no immediate plans for that?

Lenard Liberman:	No.

Joseph Choi:	Okay. And it’s going to be one or the other? Like, if you decide to get WASA up and going does the PIX affiliate, does that go away?

Lenard Liberman:	One or the other.

Joseph Choi:	Okay. One or the other. Okay. And then Denver, the new station that you bought, I guess you mentioned a second quarter close. It seems like that is fully upgraded. Is that right? Will it go online. . .

Lenard Liberman:	It should go online. . .

Joseph Choi:	Early July?

Lenard Liberman:	It should go online early July.

Joseph Choi:	Early July? And it’ll have full cable coverage, cable . . .

Lenard Liberman:	And satellite. Yes.

Joseph Choi:	And satellite. Okay. And then do you have a - do you want to maybe comment on any satellite coverage and, you know, where negotiations potentially stand right now?

Lenard Liberman:	We’re in discussion with various non cable distribution sources and . . .

Joseph Choi:	Okay.

Lenard Liberman:	. . . like everything else, we’re looking to expand our distribution in the best way possible.

Joseph Choi:	All right. Well, okay, thanks a lot. I appreciate it.

Lenard Liberman:	Thank you.

Operator:	And everyone, at this time, there are no further questions, so I’ll turn the conference back over to our speakers for any additional or closing remarks.

Lenard Liberman:	Okay. Thank you everybody for participating. We appreciate it.

Operator:	And ladies and gentlemen, that does conclude today’s conference. Thank you for your participation.

END